EXHIBIT 99

FOR IMMEDIATE RELEASE

Media contact:	Deborah Spak, (847) 948-2349

Investor contacts:	Neville Jeharajah, (847) 948-2875 Mary Kay Ladone, (847) 948-3371

BAXTER ANNOUNCES CHANGE TO FOURTH QUARTER

AND FULL-YEAR 2003 EARNINGS GUIDANCE

DEERFIELD, Ill., December 23, 2003—Baxter International Inc. (NYSE: BAX) said today that, based on preliminary estimates, it expects earnings per diluted share for the fourth quarter and for the full year 2003 to be lower than the company’s previously announced guidance.

For the fourth quarter 2003, the company expects sales growth to be in the 8 to 10 percent range, given the positive growth trends for its recombinant factor VIII and Medication Delivery products. The company now expects earnings per diluted share from continuing operations in the fourth quarter to be in the range of $0.62 to $0.65. While Baxter expects its gross margin in the fourth quarter to improve slightly from the third quarter, earnings per diluted share are expected to be impacted by unfavorable geographic mix and lower than expected gains from the sale of assets. The new range for earnings per diluted share includes a gain of $0.03 per diluted share from the sale of its investment in Acambis, a UK-based developer of vaccines.

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BAXTER ANNOUNCES CHANGE TO EARNINGS GUIDANCE—PAGE 2

For the full year 2003, the company’s guidance for sales growth remains in the 8 to 10 percent range. However, the company now expects earnings per diluted share from continuing operations to be $1.52 to $1.55, including the second quarter restructuring charge of $0.33 per diluted share and the gain from the sale of the company’s stake in Acambis. Cash flow from continuing operations remains on track and is expected to be approximately $1.2 billion after contributing $85 million to the company’s pension trusts in 2003.

The company will summarize its fourth quarter and full year 2003 financial performance and outline actions to enhance profitability and cash flow going forward during its previously scheduled earnings conference call on January 29, 2004.

Baxter International Inc., through its subsidiaries, assists health-care professionals and their patients with treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.

This news release contains forward-looking statements that involve risks and uncertainties, including the effect of economic conditions, actions of regulatory bodies, product development risks, product demand and market acceptance, the impact of competitive products and pricing, foreign currency exchange rates and other risks detailed in the company’s filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.

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